Exhibit 10.1

Letter of Intent

Control Stock and Non-Affiliate Debt Purchase Agreement

American Diversified Holdings Corp.

A Nevada company quoted and trading on OTC Markets Symbol ("ADHC")

Of the First Part:

ASSIGNOR:

Ernest B. Remo, owner of Controlling Interest and Control Block Shareholder of American Diversified Holdings Corp. A Company Incorporated under the laws of Nevada, quoted and trading on the OTC Markets under the Symbol "ADHC". (Hereinafter referred to hereafter as the "Assignor").

Of the Second Part:	ASSIGNEE: CBD Colorado Manufacturing Co., a privately held corporation organized (Hereinafter referred to hereafter as the "Assignee").

RECITALS

WHEREAS, Assignor, owner of the Control Shares, or the Control Block Shares, American Diversified Holdings Corp., a Nevada Corporation, trading on the OTC Markets under the ticker symbol "ADHC", (Hereinafter referred to as "ADHC")

AND

WHEREAS, Assignor, the owner of the Control Shares, the Control Block shares of "ADHC" has agreed to assign their 100% position in equity of "ADHC" as follows on the terms as per this LOI. Nothing in this document shall be construed or referenced as an affiliate or any sort of a relationship, or unspoken agreement. The closing of this transaction shall be concluded with separate documentation duly executed by each respective officer and director of the company and duly acknowledged by the officers and directors of "ADHC". All payments shall be made separately to each entity as their interests may appear.

AND WHEREAS, Assignee wishes to acquire the Control Shares, the Control Block Shares the Control Block of "ADHC".

NOW, THEREFORE, in consideration of the terms, conditions, agreements and covenants contained herein (the receipt and sufficiency of which are acknowledged by the Parties), and in reliance upon the representations and warranties contained in this Letter of Intent, the Parties hereto agree as follows:

1. RECITALS; TRUE AND CORRECT

1.0       Recitals: The above stated recitals are true and correct and are incorporated into this Letter of Intent.

2. ASSIGNMENT OF CONTROL BLOCK AND NOTES

2.1       Assignor agrees to assign their controlling position in American Diversified Holdings Corp., to Assignee under the terms and conditions of a Purchase Agreement to be determined acceptable by the Parties, and as contemplated below;

a)	Execution of this Agreement will formalize the transfer of the Control Shares, the Control Block shares of "ADHC" and initiate the process of Exhibit A.

b)	Assignor agree to deliver 100% of the Assignor position of Control of "ADHC" to Assignee or it's designates.

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c)	Assignor will provide the minute books, which it warrants contain accurate records of all meetings of its incorporator, shareholders and Board of Directors since its date of incorporation, as well as the "ADHC" Company's Articles of Incorporation and Corporate Bylaws. If the Minute Book is delinquent in terms of documentation, the Assignor agrees to cooperate and furnish such information as may be required to bring the Minute Book up to date. If this requires significant effort on the Assignor's behalf, the Assignor shall be entitled to reasonable compensation including any hard costs to outside parties.

d)	Assignor will deliver a copy of the directors' and shareholders' resolutions approving and authorizing the execution and delivery of the Agreement contemplated herein.

e)	Assignor will provide resignations for all current officers and directors, and shall arrange to appoint such officers and directors as designated by the Assignee.

f)	Assignor agree to provide their assistance in delivering any additional corporate records, financial information, information regarding corporate acquisitions and divestitures, rescission agreements and other information related to "ADHC" that is in the possession of, or available to Assignor.

g)	Assignor will deliver such other documents, at the Closing or subsequently, as may be reasonably requested by the Assignee as necessary for the implementation and consummation of the Agreement contemplated herein and the transactions contemplated hereby.

3. CONSIDERATION AND ASSIGNEE UNDERTAKINGS

3.1       Assignee undertakes to initiate and complete the Terms agreed to reflected in the attached hereto Exhibit A as consideration:

3.2       Assignee shall deliver the consideration referred to in Section 3.1 upon receiving confirmation from the Company's Transfer Agent, that all supporting documentation has been received in order to initiate Change of Control.

3.3       Assignee undertakes to coordinate all necessary activities, documentation, filings and such other instruments as may be necessary to execute the acquisition of "ADHC" by _3_ days of firm LOI as contemplated herein.

4. REPRESENTATIONS AND UNDERTAKINGS OF ASSIGNOR

4.1       Assignor represent and warrants to Assignee that;

(a)	Assignor has good and sufficient right and authority to enter into this Agreement and the Transactions contemplated therein and to carry out its intentions and obligations setout therein;

(b)	"ADHC" was and remains duly incorporated under laws of the jurisdiction of its incorporation and is, with respect to the filing of annual returns and the payment of fees required under the laws of the jurisdiction of its incorporation, in compliance with such laws, or to disclose to the Assignee such deficiencies as exist in such requirements;

(c)	Assignor has the capabilities to fully execute its obligations regarding "ADHC" as set out in the Agreement and has received the requisite majority approval of both its board of directors (the "Board") and of its shareholders (the "Shareholders") to enter into this Agreement.

(d)	Assignor represents that the preferred shares / control block of "ADHC" company are free and clear of any loan liens or encumbrances

(e)	Assignor represents that "ADHC" has had continuous operations and is not designated as a shell status company.

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5. Indemnification by Assignee

5.1       In consideration of this Agreement and the consideration to Assignee herein, Assignee covenants and agrees, for himself and for his agents, employees, legal representatives, heirs, executors or assigns (the " Assignee Covenanters"), to refrain from making, directly or indirectly, any claim or demand, or to commence, facilitate commencement or cause to be prosecuted any action in law or equity against Assignor or, as applicable, its members, employees, directors, agents, officers, directors, subsidiaries, successors, affiliates and assigns (collectively the " Assignor Covenanters"), on account of any damages which may hereafter arise in relation to the Debentures referred to in Section 4.1 of this Letter of Intent.

6. Rescission Agreement

6.1       If, subsequent to the closing of this Agreement, any Party determines that there is a material defect existing at the time of closing which contravenes any rules, laws or regulations of any statutory, legal or regulatory body to which any Party reports, or materially impairs the ability of any Party to conduct business of "ADHC" in the normal course of affairs or become unable to execute its obligations under all legal, statutory or regulatory bodies to which it reports, the Parties shall take any and all actions necessary to cure the defect within 90 days of receipt of written notice that such a defect exists (the "cure period").

6.2       If the "cure period" elapses and the responsible party has failed to cure the defect, the other Parties shall, at its sole discretion, have the right to demand that this Agreement be rescinded forthwith, and the offending Party shall be required to enter into a Rescission Agreement with the demanding Parties without delay.

7. GENERAL TERMS

7.1       Entire Agreement. This Letter of Intent (the "LOI) constitutes the entire agreement between the Parties in respect of the matters referred to herein and there are no representations, warranties, covenants or agreements, expressed or implied, collateral hereto other as expressly set forth or referred to herein.

7.2       Amendments. No alteration, amendment, modification or interpretation of this LOI or any provision of this LOI shall be valid and binding upon the Parties unless such alteration, amendment, modification or interpretation is in written form executed by both of the Parties hereto.

7.3       Execution. The Parties shall execute and deliver all such further documents and instruments and do all such acts and things as any Party may reasonably require in order to carry out the full intent and meaning of this LOI.

7.4       Invalidity. If any term or provision of this LOI is determined to be illegal, unenforceable or invalid, in whole or in part for any reason, such term or provision shall be deemed limited in scope and effect to the minimum extent necessary to make such term or provision legal, enforceable and valid, and in the event no such limiting construction may be made, the term or provision shall be stricken from this Agreement and such term or provision shall not affect the legality, enforceability or validity of the remainder of this LOI.

7.5       Indemnification by Assignor. Assignor shall indemnify, defend and hold the Assignee, attorneys, agents and affiliates, harmless from and against any and all losses, costs, liabilities, damages, and expenses (including legal and other expenses incident thereto) of every kind, nature and description, (collectively, "Losses") that result from or arise out of (i) the breach of any representation or warranty of Assignee set forth in this LOI or in any certificate delivered to Assignor pursuant hereto; or (ii) the breach of any of the covenants of Assignee contained in or arising out of this LOI or the transactions contemplated hereby.

7.6       Indemnification by Assignor. Assignor shall indemnify, defend and hold the Assignee, its directors, officers, shareholders, attorneys, agents and affiliates, harmless from and against any and all losses, costs, liabilities, damages, and expenses (including legal and other expenses incident thereto) of every kind, nature and description, (collectively, "Losses") that result from or arise out of (i) the breach of any representation or warranty of Assignor set forth in this LOI or in any certificate delivered to Assignee pursuant hereto; or (ii) the breach of any of the covenants of Assignor contained in or arising out of this LOI or the transactions contemplated hereby.

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7.7       Headings. The headings in this LOI are solely for convenience of reference and shall be given no effect in the meaning or interpretation of this LOT.

7.8       Notice. Any notice, request, demand and other communication to be given under this Agreement shall be in writing and shall be delivered to the Parties at their respective addresses below or to such other addresses as may be given in writing by the Parties in the manner provided for in this paragraph and shall be deemed to be delivered on the date of actual delivery.

Notice to Assignor Parties:

Ernest B. Remo

PO Box 2568 Del Mar, CA 92014

Notice to Assignee Parties:

Zoran Cvetojevic (in trust for the Redacted CO CBD Corp)

224 Datura Street, Suite 1015, West Palm Beach, 33401 FL

7.9       Successors and Assigns. This LOI shall ensure to the benefit of and be binding upon the Parties and their respective heirs, executors, administrators, successors and assigns.

7.10     Governing Jurisdiction. This LOI and all related Agreements, exhibits and attachments shall be subject to, governed by and construed in accordance with the laws of State of Florida. Jurisdiction and venue shall reside in the State of Florida.

7.11     Counterparts. This LOI may be executed and sent by fax and in counterparts, as is deemed necessary to carry out the execution of this LOI, each of which will be deemed an original, but all of which taken together will constitute one and the same instrument.

8. Logistics and Closing of The Purchase

8.1       Inspection Upon satisfactory receipt of the payment of monies in escrow the Assignor shall make all books and records available to the Assignee for inspection at the Assignor business address during regular business hours. Monday to Friday 9am to 5pm

8.2       Delivery of Books and Record's Should the Bu Assignee yer choose to receive the books, the Assignee agrees to pay the delivery charge to the FedEx directly.

8.3       Termination Costs Should this agreement become null and void, the courier costs and all other expenses incurred by the Assignor, shall be paid equally 50-50% by both the Assignee and the Assignor Parties. No monies to be released from escrow until the return of all corporate records is received by the Assignor.

8.4       Closing Date The closing date shall be set as (3 days from date of signing agreement).

8.5       Requisition Date The requisition date for production of documents shall not exceed 7 days prior to closing. 3 days prior to closing all documents requested shall be deemed to have been delivered and satisfied.

8.6       Automatic Extension The Assignee and/or Assignor are entitled to one extension Closing Date provided that such date does not exceed 7 business days from the original set Closing Date.

8.6       Extension The Assignee and/or Assignor may opt to request one further extension Closing Date provided that such date does not exceed 7 business days from the original set closing date or the automatic extension Closing Date. No further extensions are permitted, and the transaction shall be deemed closed.

(Signature Page follows)

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Signature Page

IN WITNESS WHEREOF, the Parties hereto have executed this LOI as of the 29th day of May 2019

FOR ASSSIGNOR PARTIES:

/s/ Ernest B. Remo

Ernest B. Remo, Assignor of the Control Block of American Diversified Holdings Corp.

FOR ASSIGNEE:

/s/ _______________

CBD Colorado Manufacturing Co., Assignee of the Control Block

I certify that I have the authority to bind the corporation.

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Exhibit A

ERNEST B. REMO (EBR) WILL TRANSFER HIS OWNERSHIP OF 100,000 SHARES OF CONTROL PREFERRED SHARES IN ADHC TO BUYER IN EXCHANGE FOR THE FOLLOWING:

1.	ANNOUNCE A STRATEGEY TO COMPLETELY REINVENT ADHC AND BRING IN A NEW MANAGEMENT TEAM, ENTER INTO AN LOI WITH BUYER CO AND UPON EXECUTION OF THE LOI, MANAGEMENT OF ADHC AGREES NOT TO ISSUE ANY PRESS RELEASE OR ANY OTHER COMMUNICATION IN THE PUBLIC DOMAIN. ADHC WILL THEN FILE REQUIRED DISCLOSURES WITH OTC MARKETS, AN 8K WITH THE SEC AND THEN A PRESS RELEASE.

2.	THE EXISTING MANAGEMENT AND PREFERRED SHAREHOLDER AND DIRECTOR WILL RESIGN ON THE DAY OF THE CLOSING OF THE TRANSACTION WITH THE INTERIM MANAGEMENT TAKE OVER

3.	THE EXISING MANAGEMENT AGREES TO RESCIND THE PREVIOUS TRANSACTIONS AGREED TO, SPECIFICALLY, BRAZOS AND THE HEMP BUSINESS AND RETURN 160 MILLION SHARES PREVIOUSLY ISSUED TO THE CORPORATE TREASURY

4.	UPON CLOSING THE TRANSACTION, NEW MANAGEMENT WILL EMBARK ON PROGRAM DESIGNED TO ENHANCE SHAREHOLDER VALUE

5.	IN EXCHANGE FOR RETIRING THE ADHC DEBT OWED TO REMO, NEW MANAGEMENT WILL ISSUE 60 MILLION SHARES OF RULE 144 STOCK TO REMO REPRESENTING 9.6% OF THE PRO FORMA SHARES ON A NON-DILUTIVE BASIS. ADHC WILL FILE A FORM 13G WITH THE SEC SHOWING REMO AS A 9.9% SHAREHOLDER.

6.	ON OR BEFORE THE CLOSING DATE CURRENT MANAGEMENT WILL NOTIFY ACTION STOCK TRANSFER AND THE STATE OF NEVADA OF THE NEW MANAGEMENT STRUCTURE AND CONTROL SHARE TRANSFER

7.	EBR AGREES TO SERVE AS A CONSULTANT TO THE COMPANY FOR A PERIOD OF 120 DAYS POST CLOSING TO ASSIST WITH THE TRANSITION PERIOD

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THE BUYER AGREES:

1.	IMMEDIATELY UPON CLOSING OF THE TRANSACTION TO CREATE AND RELEASE A WEBSITE SIMILAR TO BUYERS WHICH WILL BE THE ADHC COSOLIDATOR PORTAL. SEE HTTPS://AMERICANDIVERSIFIEDHOLDINGS.COM.

2.	THE BUYER WILL REPORT ALL REVENUES EARNED THOUGH THE CONSOLIDATOR PORTAL TO ADHC AND ITS SHAREHOLDERS VIA OTC MARKETS AND OR SEC

3.	THE BUYER AGREES TO FILE A REGULATION A+ REGISTRATION STATEMENT WITH THE SEC AND NAME EBR AS A SELLING SHAREHOLDER FOR THE 9.6% SHARES ISSUED TO HIM. THIS WILL BE FILED POST REVERSE SHARE SPLIT.

4.	THE REG A+ WILL BE FOR A PROPOSED $5 MILLION WITH FUNDS TO BE USED TOWARDS THE SALE OF EXISTING INVENTORY AND FOR THE PURCHASE OF ADDITIONAL PRODUCTS

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